Exhibit 19.1
INSIDER TRADING POLICY
Policy Statement
Bunge issues securities that are registered with the U.S. Securities and Exchange Commission (the “SEC”). Such registration allows the securities to be traded by the public, but also imposes obligations upon the company and its directors, officers and employees. The Company will only buy, sell, transfer, exchange or lend securities of the Company in compliance with the securities laws.
The purpose of this Insider Trading Policy (the “Policy”) is to ensure compliance with securities laws by all directors, officers, employees and certain designated contractors of Bunge Global SA and its subsidiaries (the “Company”).
Scope
This Policy applies to all directors, officers, employees and certain designated contractors of the Company. Questions regarding this policy should be directed to the Company’s Corporate Secretary, who has been designated as its Insider Trading Policy Compliance Officer (the “Policy Compliance Officer”).
Policy
I.General
If any director, officer, employee or designated contractor of the Company has material, non-public information relating to the Company, neither that person nor any Related Person (as defined below) may buy, sell, transfer (including without limitation by way of gift, charitable donation, or otherwise), exchange or lend securities of the Company (the “Company Securities”), including the exercise and sale of options to buy Company Securities, or engage in any other action to take advantage of, or pass on to others, that information. In some circumstances, the Company itself could be held liable as a “control person” if it fails to take reasonable steps to prevent insider trading by Company personnel. This Policy also applies to material, non-public information relating to any other company, including customers, suppliers and business partners of the Company, obtained in the course of employment by or association with the Company. See Section III.F. Additional restrictions on trading Company Securities apply to directors, executive officers and certain designated employees of the Company and its subsidiaries who have access to material, non-public information about the Company (“Designated Employees”). See Section IV.
A copy of this Policy will be delivered to new directors, employees and certain designated contractors at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy, the recipient may be requested to sign an acknowledgement that he or she has read and understands, and agrees to comply with the terms of the Policy. The Company may, from time to time, request that the recipient re-acknowledge this Policy. Notwithstanding the foregoing, at least annually, each director, executive officer and Designated Employee of the Company will be required to re-acknowledge this Policy.
II.Definitions
A.Insider
The definition of insider is transaction-specific. Any person who possesses material, non-public information is considered an insider as to that information. Directors, officers, employees, independent contractors and those persons in a special relationship with the Company (e.g., its auditors, consultants or attorneys) are most often insiders. A person may retain his or her insider status for up to 90 days or more after leaving the Company.

B.Material Information
Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the information is likely to significantly alter the total mix of available information about the Company. Information is also material if it could reasonably be expected to have a substantial effect on the market price of the securities of the company to which the information relates. This determination is subjective and made based on the facts and circumstances of each particular situation. Material information can be positive or negative and can relate to any aspect of a company’s business or to any type of securities, whether debt, equity or hybrid. Some examples of information that may be material include:
•financial results or earnings forecasts;
•news of a pending or proposed company transaction;
•changes in management or control;
•the gain or loss of a significant customer or supplier;
•regulatory actions or proceedings;
•developments in legal proceedings;
•significant changes in corporate strategy;
•news of a significant sale of assets;
•changes in dividend policies;
•significant borrowings or financings, including significant drawdowns under credit facilities or securities offerings;
•cybersecurity attack with significant impact; or
•significant disruption in operations.
The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances.
C.Non-Public Information
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through an established media outlet. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, one should allow at least one full trading day after the public release of earnings via the issuance of a press release or a webcast conference call.
D.Related Person
For purposes of this Policy, a “Related Person” includes (i) your spouse, minor children and anyone else living in your household; (ii) partnerships in which you are a general partner or corporations in which you are a controlling shareholder; (iii) trusts of which you are a trustee; and (iv) estates of which you are an executor. Although a person’s other family members may not be considered Related Persons (unless living in the same household), they may be a “tippee” for securities laws purposes. See Section III.D. for a discussion on the prohibition on “tipping.”

III.Guidelines
A.Non-Disclosure of Material, Non-Public Information
Material, non-public information should not be disclosed to anyone, except the persons within the Company or third party agents of the Company (such as investment banking advisors, outside legal counsel or outside accountants) whose positions require them to know it and then only in compliance with the Company’s policies on confidentiality and corporate disclosures, until such information has been publicly released by the Company. If material, non-public information is inadvertently disclosed by any director, officer or employee, the person making or discovering that disclosure should immediately report the facts to the Chief Legal Officer or the Policy Compliance Officer.
B.Prohibited Trading in Company Securities
No person may place a purchase or sell order (or recommend that another take such action) in Company Securities when he or she is aware of material information concerning the Company that has not been disclosed to the public.1 This rule also covers increasing or decreasing your percentage investment contribution allocated to the Bunge Global SA common stock fund under any of the Company’s benefit plans, including the Company’s defined contribution plans, or any intra-plan transfers involving the Bunge Global SA common stock fund. Company Securities, restricted stock units, restricted stock or performance share units that are acquired through the Company benefit plans are subject to this Policy and may not be sold by any person covered by this Policy who is aware of material, non-public information. Subject to the approval of the Policy Compliance Officer, the exercise of a tax withholding right pursuant to which an individual elects to have the Company withhold shares to satisfy tax withholding requirements (but not the sale of such shares) is exempt from this policy.
C.Future Evaluation of Transactions
If securities transactions ever become the subject of scrutiny, they are likely to be viewed with the benefit of hindsight. As a result, before engaging in any transaction, an insider should carefully consider how his or her transaction might be viewed in the future. Any questions or uncertainties regarding this Policy should be directed to the Policy Compliance Officer.
D.Providing Company Information to Others
Insiders may be liable for communicating or tipping material, non-public information to any third party (a “tippee”), not limited to just Related Persons. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them and individuals who trade on material, non-public information that has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. Tippees can obtain material, non-public information (and liability as an insider) by receiving tips from others or through any means of communication regardless of the setting. Any person subject to this policy, whether or not aware of material, non-public information should refrain from recommending that persons buy, sell or hold Company Securities or participating in Internet or on-line bulletin boards or chat rooms that discuss Company Securities unless authorized by the Policy Compliance Officer. Persons subject to this policy should also, unless it is in the normal course of their employment, refrain from responding to inquiries from securities analysts, reporters or similar persons.

1     Insiders can also be liable for trades made pursuant to standing orders if such trade is made while the insider is aware of material, non-public information, unless, in certain circumstances, such standing order is made pursuant to a Rule 10b5-1 plan. See “Section E. Pre-Clearance of Trading Plans” for more information.

E.Certain Transactions
Directors, officers and employees and their Related Persons may not trade in options, warrants, puts and calls or similar instruments on Company Securities, engage in any hedging transactions designed to hedge or offset any decrease in the market value of Company Securities, or sell Company Securities “short”. In addition, unless approved by the Policy Compliance Officer, directors, officers and employees and their Related Persons may not hold Company Securities in margin accounts. Directors and executive officers of the Company may not pledge Company Securities as collateral for a loan. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its securityholders. Anyone may, of course, exercise options granted to them by the Company and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through exercise of options.
F.Trading in Other Securities
No director, officer or employee may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another corporation if the person learns of material, non-public information about the other corporation through his/her position with the Company.
IV.Additional Restrictions and Requirements for Directors, Executive Officers and Designated Employees
A.Trading Window
In addition to being subject to all of the other limitations in this Policy, directors, executive officers and Designated Employees of the Company may only transact in Company Securities in the public market during the period beginning on the second trading day after the release of the Company’s quarterly earnings and ending on the 15th day of the last month of the quarter.2 The Policy Compliance Officer may, on a case-by-case basis, authorize trading in Company securities by a director or an executive officer or a Designated Employee outside of the trading windows due to financial hardship or other hardships, but only if: (i) the employee who wishes to trade has, at least two days prior to the anticipated trade date, notified the Policy Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s) and (ii) the person trading is not in possession of material, non-public information concerning the Company and has certified that fact in writing to the Policy Compliance Officer.
B.Pre-Clearance
Directors and executive officers of the Company must obtain prior clearance from the Policy Compliance Officer before he, she or a Related Person transacts in Company Securities, including any exercise of stock options. Pre-clearance is required for all purchases or sales, including transfers between the Bunge Global SA common stock fund and altering your investment options in any of the Company’s benefit plans, except as noted in Section IV.E. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Pre-clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, pre-clearance of the transaction must be re-requested. If pre-clearance is denied, the fact of such denial is confidential and may not be disclosed by the person requesting such pre-clearance.

2     Transactions pursuant to Rule 10b5-1 plans may be permitted during periods outside the trading window. See “Section E. Pre-Clearance of Trading Plans” for more information.

C.Pension Fund Blackouts
During a pension fund blackout period, directors and executive officers generally are prohibited by federal law from transacting in Company Securities. The applicable regulations include a broad interpretation as to the Company Securities covered by this restriction. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. Blackout periods may occur, for example, when there is a change in the plan’s trustee, record keeper or investment manager. Affected persons will be contacted when pension fund blackout periods are instituted and provided additional detail about the transactions that will be covered by and exempted from the blackout trading prohibition.
D.Event-Specific Trading Restrictions
From time to time, an event may occur that is material to the Company and is known by only a few officers and/or employees. So long as the event remains material and non-public, the persons designated by the Policy Compliance Officer may not trade Company Securities. The existence of an event-specific trading restriction period will not be announced to the Company as a whole and should not be communicated to any other person.
E.Pre-Clearance of Trading Plans
Insiders are subject to liability for transactions made while aware of material, non-public information, except standing trading orders made pursuant to a trading plan that is in compliance with the requirements of Rule 10b5-1 of the Exchange Act (“Rule 10b5-1” and a plan entered into under the rule a “Rule 10b5-1 plan”). Directors and officers may not implement a Rule 10b5-1 plan (i) without prior clearance from the Policy Compliance Officer; (ii) when they are aware of material, non-public information; or (iii) during a pension fund blackout period. Once such a Rule 10b5-1 plan is properly implemented, trades made under the plan will not require pre-clearance and may be made at any time, even outside the trading window, if the plan specifies the dates, prices and amounts of contemplated trades or establishes a formula for determining dates, prices and amounts and complies with the other requirements of Rule 10b5-1. Once a Rule 10b5-1 plan has been established, the director or officer may not amend or terminate the Rule 10b5-1 plan without the prior clearance of the Policy Compliance Officer. Except in limited circumstances and with the prior clearance of the Policy Compliance Officer, a director or officer may not enter into more than one Rule 10b5-1 plan at the same time.
Directors and officers are not permitted to enter into or adopt any pre-planned trading contracts, instructions, plans, or other agreement of any kind related to the purchase, sale or trading of Company Securities that do not comply with the requirements of Rule 10b5-1 unless such contract, instruction, plan, or other agreement has been approved by the Policy Compliance Officer.
Please contact the Policy Compliance Officer for questions regarding Rule 10b5-1 plans or any other trading plans or arrangements.
F.Reporting of Transactions
The SEC’s rules under the Securities Exchange Act of 1934 (the “Exchange Act”) impose reporting obligations on executive officers, directors and 10% shareholders. If there is any change in the beneficial ownership of Company Securities by such an insider, that person is generally required to file a Form 4 with the SEC reporting the change within two business days. Failure to timely file Form 4s results in disclosure of the delinquent filing in the Company’s proxy, or, in more serious cases, SEC enforcement actions or fines.
While SEC rules impose the obligation for preparing and filing Form 4s upon the insider, the Company provides assistance in preparation and filing. As previously discussed, prior to executing any transaction, the insider must pre-clear the transaction with the Policy Compliance Officer, who will assist in the preparation and filing of the report on behalf of the insider.
G.“Short Swing” Transactions
Under the Exchange Act, profits realized through “short-swing transactions” by directors or executive officers belong, with certain limited exceptions, to the Company. Generally, a “short-swing transaction” is any purchase and sale (or the converse) that takes place within a six-month period. The profit is computed using the highest sale price and lowest purchase price during the transaction period. Whether the insider had material, non-public information at any point during the transaction period is immaterial. The Company or any of its equity shareholders may bring suit to allow the Company to recover the profit within two years of the insider’s realization of profit.
V.Penalties and Disciplinary Actions
A.U.S. Federal Securities and Other Laws
The seriousness of insider trading is reflected in the penalties that it carries. The SEC and U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. The Company and individual directors, officers and employees may be held liable. If the individual director’s, officer’s or employee’s insider trading is found to be a willful violation of the SEC’s insider trading rules, he or she may be penalized up to $5,000,000 or imprisoned for 20 years, regardless of whether or not he or she benefits from the violation.
The SEC also has the authority to seek a civil monetary penalty of up to three times the amount of profit gained or loss avoided as a result of an individual’s insider trading. The SEC may also impose liability on the Company as the person who controlled the insider trading violator for up to the greater of $2,559,636 (as adjusted from time to time for inflation) or three times the amount of profit gained or loss avoided by insider trading. In addition to the civil penalty, the SEC may seek other relief such as an injunction against future violations, administrative sanctions and disgorgement of profits resulting from illegal trading. Finally, private parties may bring actions against any person purchasing or selling a security while in possession of material, non-public information.
The SEC and the New York Stock Exchange routinely monitor unusual trading patterns, including sophisticated computer surveillance software to flag unusual price and volume swings in the days before and after major news events. The SEC also uses a telephone hotline and internet tip service to gather information about possible illegal trading activity, and pays a cash “bounty” to persons who provide information that leads to the recovery of a civil penalty in an insider trading investigation. The SEC pursues a “zero tolerance” policy and aggressively pursues “ordinary investors,” such as spouses and friends of insiders.
Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, may also be violated upon the occurrence of insider trading.
B.Other Disciplinary Actions
In addition to the risk of civil and criminal penalties described above, employees of the Company who violate this policy may be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or disciplinary action, up to and including termination of employment.
Approved: February 20, 2025